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                                                                  EXHIBIT 99.17


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                                                                          99.17
                         SKILLED NURSING FACILITY AGREEMENT
                          HEALTH CARE SERVICE CORPORATION,
                           A MUTUAL LEGAL RESERVE COMPANY
                      (BLUE CROSS AND BLUE SHIELD OF ILLINOIS)
                             233 North Michigan Avenue
                            Chicago, Illinois 60601-5655

      THIS AGREEMENT made this 15th day of July, 1996, by and between Health Care Service Corporation, a Mutual Legal Reserve Company (Blue Cross and Blue Shield of Illinois), a not-for-profit Illinois corporation (hereinafter referred to as "Blue Cross") and Rosewood Care Center, et al. of Illinois and
                                 ----------------------------
Missouri, and its wholly owned subsidiaries listed in Exhibit C, attached hereto, (hereinafter referred to as the "Provider").

      WHEREAS, Blue Cross has established and is maintaining a health care service plan and is operating as a mutual legal reserve company; and

      WHEREAS, the Provider is an institution furnishing skilled nursing services and is duly licensed under the Illinois Nursing Home Care Act of 1979, as amended, or under the Illinois Hospital Licensing Act of Illinois, as amended; and

      WHEREAS, Blue Cross intends by entering into this Agreement to make available skilled nursing services to its members by contracting with Provider; and

      WHEREAS, the Provider intends to provide such health care in a cost efficient manner; and

      WHEREAS, this Agreement is intended to implement a relationship between Blue Cross and Provider based upon cost effective methods of health care delivery and financing;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                               ARTICLE I
                              DEFINITIONS

A. "Coverage Agreement" means any policy, contract or certificate entered into or issued by Blue Cross entitling Covered Persons to receive benefits for the Covered Services designated therein. Coverage Agreement also includes any agreement between Blue Cross and an employer or group for the furnishing of administrative services in support of such employer's or group's health care program.

B. "Covered Person" means any person entitled to receive Covered Services pursuant to the terms of a Coverage Agreement.

ALL REFERENCES TO "ILLINOIS" IN THIS AGREEMENT SHALL BE DEEMED TO MEAN
- ----------------------------------------------------------------------
ILLINOIS OR MISSOURI.
- ---------------------
C. "Covered Services" means those Inpatient and Outpatient services and supplies which are specified as benefits pursuant to the terms of a Coverage Agreement. Covered Services includes services and supplies which by the terms of a Coverage Agreement, are subject to deductible and co-payment amounts.

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D. "Inpatient" means a person formally admitted to the Provider for bed occupancy for purposes of receiving Inpatient Provider services, with the reasonable expectation that the person will occupy a bed and remain at least overnight even though it later develops that the person is discharged or transferred to another provider and does not actually use a Provider bed overnight.

E. "Medical Services Advisory (MSA) Program" (hereinafter referred to as the "MSA Program") means a program performed by Blue Cross to assist Covered Persons in managing benefits under Coverage Agreements. The MSA Program includes, but is not limited to, the performance of pre-admission and length of stay reviews and the pre-certification of certain Outpatient services.

F. "Medically Necessary" means Covered Services which, under the provisions of this Agreement, are determined through Utilization Review to be:

(1) Appropriate and necessary for the treatment of the medical condition, and

(2) Provided for the direct care and treatment of the medical condition, and

(3) Within standards of good medical practice within the organized medical community, and

(4) Not primarily for the convenience of the Covered Person, the Covered Person's physician or another provider, and

(5) The most efficient and economical supply or level of service which can safely be provided. For Provider stays, this means that care as an Inpatient in a licensed skilled care bed is necessary due to the kind of services the Covered Person is receiving or the severity of the Covered Person's condition, and that safe and adequate care cannot be received as an Outpatient, or in some other less intensified setting.

G. "Non-Covered Services" means those services or supplies which are not Covered Services under a Coverage Agreement.

H. "Outpatient" means a person treated by the Provider as other than an Inpatient.

I. "Utilization Review" means a function performed by the Provider or Blue Cross or by an organization or entity acting as an agent of Blue Cross to review and determine whether Covered Services are Medically Necessary.

                             ARTICLE II
               PROVIDER SERVICES AND RESPONSIBILITIES

A. Provider shall provide to Covered Persons Covered Services in accordance with this Agreement which are Medically Necessary, when such services are ordered by a licensed physician or, to the extent permitted by law, other health care practitioners.

B. Provider shall provide Covered Services to Covered Persons in the same manner and quality as those services are provided to all other patients of Provider.


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C. Provider agrees to participate in Utilization Review, as provided in
Article VII, and to abide by decisions resulting from that review, subject to rights of reconsideration and review provided therein.

D. Provider agrees to cooperate with Blue Cross towards establishing cost containment programs which can reasonably be expected to result in the cost effective delivery of Covered Services to Covered Persons. Such programs include, but are not limited to, discharge planning and generic drug substitution. Provider will maintain adequate records on these programs and their utilization by Covered Persons for review by Blue Cross. Blue Cross agrees to provide assistance to Provider for the establishment and maintenance of its cost containment programs.

E. Provider represents that it is duly licensed under the Illinois Nursing Home Care Act of 1979, as amended or under the Illinois Hospital Licensing Act of Illinois, as amended.

F. Provider agrees to notify Blue Cross in writing immediately upon any change in licensure or accreditation status by the Joint Commission on Accreditation of Healthcare Organizations or similar accrediting body, or the addition or deletion of any facility and/or program subject to such licensure or accreditation.

G. Subject to Article VII F, Provider agrees, in the event that it is determined by Blue Cross that the care rendered by the Provider to a Covered Person was not Medically Necessary, that it will not charge or attempt to collect from Blue Cross or the Covered Person, and Blue Cross and the Covered Person shall not be obligated to pay the Provider for the care or any portion of the care rendered by the Provider to the Covered Person. The Provider may appeal such determination by giving written notice to Blue Cross. Such notice shall include medical information that the Provider believes supports its contention that the care was Medically Necessary. The notice shall also include evidence that the care rendered to the Covered Person has been reviewed by the Provider's Utilization Review Program and shall include the results of that review. Blue Cross shall review the information and provide a written notice of its decision to the Provider within thirty (30) calendar days after receipt of such notice. Provider agrees that the decision of Blue Cross shall be final and binding.

H. Provider agrees to cooperate with Blue Cross in its provider assessment activities including but not limited to on-site visits by Blue Cross.

I. Provider's Schedule of Facility Charges for Covered Services rendered to Covered Persons are set forth in Exhibit A, attached to and made a part of this Agreement. Provider agrees to furnish Blue Cross with thirty (30) days prior written notice of any increase in charges.

J. Provider agrees to abide by decisions of the Illinois Health Facilities Planning Board and/or local planning agencies, and, if the Provider should initiate or expand a service or add to or alter its facilities in a manner that is inconsistent with the decisions of the Illinois Health Facilities Planning Board and/or local planning agencies, Blue Cross is not obligated to reimburse the Provider for any costs associated with such services or facilities that are used in providing Covered Services to Covered Persons. In such event, the Provider shall so notify in writing each Covered Person seeking such services or services in or through such facilities of the non-coverage of such services or facilities by virtue of the fact that they are inconsistent with the decisions


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of the Illinois Health Facilities Planning Board and/or local planning agencies, prior to the rendering of any such services. If the Provider does not so notify each Covered Person, then Provider agrees to indemnify and hold harmless Blue Cross and each such Covered Person from any and all Provider charges for such services or services provided in or through such facilities.

K. Except for any amounts attributable to deductibles and co-payments as specified in the particular Coverage Agreement, Provider agrees not to charge or collect from any Covered Person any amount whatsoever for Covered Services. The Provider may charge, and shall have the sole responsibility for collecting from, Covered Persons amounts attributable to deductibles and co-payments as specified in the particular Coverage Agreement and amounts attributable to Non-Covered Services.

L.1. Certain Coverage Agreements provide that certain required communications with the MSA Program be made by the Provider. The identification cards issued by Blue Cross to Covered Persons and/or Blue Cross' normal admitting notification process will identify Covered Persons covered under such Coverage Agreements. For all such Covered Persons the Provider agrees as follows:

      a: Prior to all non-emergency Inpatient (elective) admissions of, and prior to rendering certain Outpatient services designated by Blue Cross for specific groups to, Covered Persons, the Provider agrees to contact the MSA Program by telephone at a number to be supplied by Blue Cross. The Provider shall advise the MSA Program of such pending Inpatient admission of or Outpatient service regarding the Covered Person. Blue Cross will confirm such telephone notice to the Provider in writing, or by notification through Blue Cross' normal electronic admitting process. Blue Cross will provide the Provider, from time to time, with notice of the certain Outpatient services so designated by Blue Cross and the particular groups to which such MSA Program notification applies.

      b. In the event of an Inpatient emergency admission, the Provider agrees to notify Blue Cross of the admission by telephone, at a number to be supplied by Blue Cross, as soon as possible but in no event later than one
(1) working day after such admission. Blue Cross will confirm such telephone notice to the Provider in writing, or by notification through Blue Cross' normal electronic admitting process.

      c. In the event the Provider does not notify Blue Cross of a particular Inpatient admission or certain Outpatient service as required in this Paragraph L, Blue Cross shall not be obligated to pay the Provider, nor shall the Provider charge the Covered Person, for any portion of the particular admission or for the certain Outpatient service if it is determined to be not Medically Necessary pursuant to Article VII of this Agreement entitled "Utilization Review".

2. Blue Cross may, from time to time, inform the Provider of the preadmission and pre-certification processes required by other Blue Cross and/or Blue Shield Plans, the Blue Cross and Blue Shield Association ("BCBSA") National Program and the BCBSA Managed Care Program. Provider agrees to comply with all such preadmission and pre-certification processes. Provided, however, that once duly certified by Blue Cross, Covered Services rendered by Provider shall not be subject to retrospective denial.


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                                ARTICLE III
                  BLUE CROSS SERVICES AND RESPONSIBILITIES

A. Blue Cross agrees to pay Provider compensation pursuant to the provisions of Articles IV, V and VI.

B. Blue Cross agrees to provide Provider with information relating to Coverage Agreements.

C. Blue Cross agrees to grant Provider the status of "Participating Provider", and to identify Provider as a Blue Cross participating skilled nursing facility upon receiving inquiries from its staff, employers, groups and Covered Persons.

                               ARTICLE IV
                         COMPENSATION AND BILLING

A. Blue Cross shall pay Provider for the provision of Covered Services rendered to Covered Persons in accordance with the provisions of this Article
IV. The payment from Blue Cross shall be limited to the amounts referred to in Article IV B, less deductible and co-payment amounts as provided in
Article IV C and less amounts received from sources other than Blue Cross pursuant to the coordination of benefits ("COB") provisions of a particular Coverage Agreement.

B. Provider shall accept the Payment Rate set forth in Exhibit B, attached to and made part of this Agreement, for Covered Services provided to Covered Persons as of the Effective Date of this Agreement.

C. Provider agrees that the only charges for which a Covered Person may be liable and be billed by Provider shall be for Non-Covered Services and for deductible and co-payment amounts required by the applicable Coverage Agreement and for those Covered Services which are not Medically Necessary but for which the Covered Person has been notified pursuant to Article IV G.

D. Blue Cross shall deduct from payment due Provider from Blue Cross pursuant to this Agreement, the appropriate amount of deductibles and co-payments required to be paid by the Covered Person pursuant to the applicable Coverage Agreement. The Provider's normal schedule of rates for patients who are not Covered Persons or covered under Medicare or Medicaid programs shall be the base from which the deductible shall be subtracted and for computing or determining the co-payment pursuant to this paragraph. Blue Cross shall pay only those amounts, if any, which when added to the deductibles and co-payments due the Provider from Covered Persons, and COB amounts as provided in Article IV E below, pursuant to this Article, equal One Hundred Percent (100%) of the amount required by this Agreement.

E. Payment for claims for which Blue Cross had other than primary liability under the coordination of benefits ("COB") provisions of a particular Coverage Agreement, shall be limited to that amount, if any, which, when added to amounts receivable by the Provider from all other sources, pursuant to applicable COB rules, equals one hundred percent (100%) of the amount for which the Provider would have been paid pursuant to this Agreement had Blue Cross had primary liability under the particular Coverage Agreement.

F. Provider shall bill Blue Cross in a manner acceptable to Blue Cross. Provider shall furnish, on request, all information reasonably required by Blue Cross to verify and substantiate the provision of Covered Services and the charges for


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such services. Blue Cross reserves the right to review any and all statements submitted by Provider.

G. Provider shall not charge Covered Persons for Provider services denied as not being Medically Necessary under Article VII B, unless Provider has duly provided notice to that Covered Person in accordance with Article VII F.

H. Blue Cross shall not be liable for any claim not received on or before December 31st of the calendar year following the year in which the Covered Services were rendered. For the purposes of this paragraph, Covered Services furnished in the last month of a particular calendar year shall be considered to have been furnished in the succeeding calendar year. It is expressly agreed that the Provider shall not bill or seek to collect from a Covered Person the amount, or any part thereof, ineligible for payment by Blue Cross as a result of the Provider's failure to comply with the claim submission time limit specified in this paragraph.

I. Charges for services rendered to Covered Persons shall not exceed the Provider's charges made to persons other than Covered Persons for the same services, except Medicare and Medicaid. If multiple charge schedules are maintained by Provider, the one which generates the lowest aggregate charge per case shall be used for Covered Persons.

                               ARTICLE V
                      INTERIM PAYMENT PROVISIONS

A. Blue Cross, at its option, may pay Provider via the Uniform Payment Program (UPP). If Blue Cross pays Provider via UPP, then Blue Cross agrees to pay Provider a prospectively determined weekly payment for Covered Services rendered to Covered Persons. The amount of the payment will be computed by Blue Cross as follows:

Projected weekly Provider charges for Covered Services rendered to Covered
Persons

      LESS

Projected weekly amount of Covered Person's deductibles, co-payments and COB amounts for Covered Services rendered to Covered Persons

      LESS

Projected weekly Blue Cross Allowance (the amount retained by Blue Cross that represents the difference between Provider charges for Covered Services rendered to Covered Persons less deductibles, co-payments and COB amounts, and the amount due Provider from Blue Cross for these Covered Services pursuant to Article to Article IV of this Agreement)

      EQUALS

The weekly interim payment for Covered Services rendered to Covered Persons.

Such weekly interim payment will be reviewed and adjusted by Blue Cross as necessary to reflect actual Blue Cross claims for Covered Services rendered to Covered Persons by the Provider during the particular year as evidenced by Blue Cross processed claims data. The interim payments made pursuant to this Article


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V are subject to the Payment Reconciliation Process in accordance with Article
VI.

                               ARTICLE VI
                     PAYMENT RECONCILIATION PROCESS

A. A periodic reconciliation shall be made by Blue Cross from time to time during the Term of this Agreement in order to reconcile the payment by Blue Cross to the Provider pursuant to Article V, Interim Payment Provisions, and the Compensation provisions specified in Article IV.

B. The reconciliation process shall be completed, and the Provider shall be notified in writing of the results thereof. If the reconciliation process results in a determination that an amount is due to Blue Cross, the Provider shall pay Blue Cross that amount no later than thirty (30) calendar days after Provider's receipt of the aforesaid notice. In the event such payment to Blue Cross is not made by the Provider when due, Blue Cross may, at its option, deduct all or any part of the amount from the next payment or payments due the Provider pursuant to Article V of this Agreement, until such outstanding amount is recovered in full.

                             ARTICLE VII
                          UTILIZATION REVIEW

A. Provider shall establish a Utilization Review Program applicable, at a minimum, to Covered Persons.

B. A Utilization Review Program, whether performed by the Provider or Blue Cross pursuant to the terms of this Agreement, shall provide for reviews of admissions, durations of stays and Provider services rendered to determine whether they are Medically Necessary and shall conform with generally accepted principles of Utilization Review. A Utilization Review Program shall include, at a minimum, the following, to the extent required by Blue Cross:

(1) "Admission Review" which means a review to determine whether an Inpatient admission is Medically Necessary.

(2) "Concurrent Review" which means a review to determine whether a continued Inpatient Provider stay and services and supplies provided incident thereto are Medically Necessary;

(3) "Discharge Planning" which means the process of planning in advance for the continuation of appropriate health care services for a patient's treatment and/or convalescence, subsequent to discharge from the Provider;

(4) "Outpatient Review" which means a review to determine whether Outpatient services or the continuance of Outpatient services are Medically Necessary;

(5) Provisions requiring compliance with all requirements of Blue Cross, including, but not limited to, the furnishing to Blue Cross of copies of medical records and other medical information on request.

(6) Provisions requiring compliance with all requirements of the MSA Program, including, but not limited to, the furnishing to the MSA Program of copies medical of records and other medical information on request.


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C. The Provider shall submit to Blue Cross a written description of any modification to its Utilization Review Program at least thirty (30) calendar days prior to implementing any such modification, unless such prior notice is waived by Blue Cross in writing. Blue Cross will notify the Provider of its acceptance or non-acceptance of the modification no later than thirty (30) calendar days after receipt of the description of modification.

D. To determine continued acceptance of the Providers Utilization Review Program, Blue Cross will evaluate the results of Blue Cross' monitoring and evaluating the utilization patterns as reflected in utilization profiles developed by Blue Cross on the basis of its claim data for the Provider. Blue Cross' evaluation of the Provider's Utilization Review Program shall also include comparisons of Blue Cross data for the Provider and its peer groups. Blue Cross may also, at its option, evaluate the effectiveness of the Provider's Utilization Review Program through the retrospective review of the appropriateness of services provided to specific Covered Persons. Further, the Provider agrees to allow Blue Cross to audit and to make on-site examinations of the Provider's Utilization Review Program and medical records of Covered Persons.

E. In the event Blue Cross determines at any time that the Provider's Utilization Review Program, or any element thereof, or any proposed modification thereto, is unacceptable, Blue Cross shall notify the Provider in writing specifying the unacceptable element(s) of the Program or proposed modification. The Provider shall evaluate such element(s) and respond in writing to Blue Cross, no later than fifteen (15) calendar days after the Hospital's receipt of such notice, regarding specific plans and timeframes for correction of the unacceptable element(s).

F. The Utilization Review Program, whether performed by the Provider or Blue Cross or its agent, shall include a procedure whereby benefits may be terminated in advance of the Provider's rendering services or rendering further services. Such procedure shall provide that the Provider shall not charge Blue Cross or Covered Persons for services determined through Admission Review, Concurrent Review, or Outpatient Review to be not Medically Necessary. However, the Provider may charge a Covered Person for such services if the Provider has furnished the Covered Person with written notice that the services to be rendered will not be Covered Services and that the Covered Person will have responsibility for payment. Such notification shall provide the Covered Person with the procedure to appeal the Review decision and shall clearly state that the Covered Person shall be responsible for payment of all Provider services rendered after the Covered Person's receipt of notification of the Review decision.

G. The parties expressly agree that the cost of the Provider's performing Utilization Review is included in the compensation provisions specified in
Article IV.

                            ARTICLE VIII
        RECORDS MAINTENANCE, AVAILABILITY, INSPECTION AND AUDIT

A. MEDICAL RELEASES AND CONFIDENTIALITY

The Provider shall obtain medical releases from each Covered Person as The Provider deems necessary in order for it to release Hospital medical records to Blue Cross regarding claims submitted for such Covered Person. Neither party


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shall disclose or cause to be disclosed to anyone, patient-specific information provided by the other party without the agreement of the patient about whom such information pertains unless otherwise required or permitted by pertinent law or valid court order.

B. PROVIDER RECORD AUDITS

The Provider will permit Blue Cross access to examine and audit all medical records and other documents reasonably related to the Covered Services provided to any Covered Person during the term of this Agreement upon reasonable prior written notice to the Provider.

                              ARTICLE IX
                                 TERM

This Agreement shall be effective for a term commencing on July 1, 1996, and ending June 30, 1997 (the "Contract Term"). Thereafter, this Agreement shall be automatically renewed on a year-to-year basis, unless terminated pursuant to Article X of this Agreement, "Termination of Agreement".

                              ARTICLE X
                      TERMINATION OF AGREEMENT

A. Either party may terminate this Agreement upon at least thirty (30) calendar days prior written notice to the other.

B. If a party believes a material breach of this Agreement has been committed, it shall give written notice describing such material breach to the other party. In such event, the parties shall promptly confer to seek to resolve the matter. If the breach is not resolved within thirty (30) days of the allegedly breaching party's receipt of the aforesaid written notice, this Agreement may be terminated for material breach effective immediately upon written notice to the allegedly breaching party.

C. This Agreement may be terminated by Blue Cross in accordance with the provisions of Article XIII C in the event of a transfer of majority interest or control of the Provider.

D. If any voluntary or involuntary petition or similar pleading under any section or sections of any bankruptcy act shall be filed by or against either party, or any voluntary or involuntary proceeding in any court or tribunal shall be instituted to declare either party insolvent or unable to pay its debts, and in the case of the involuntary petition or proceeding, the petition or proceeding is not dismissed within sixty (60) days from the date it is filed, the other party may terminate this Agreement upon written notice to Provider or Blue Cross, as the case may be, effective upon receipt of such notice.

                               ARTICLE XI
                      OBLIGATIONS AFTER TERMINATION

In the event this Agreement terminates for any reason, Provider shall continue to furnish Covered Services in accordance with the terms of this Agreement and the applicable Coverage Agreements to all Covered Persons who are Inpatients on the date of such termination during the remainder of their respective confinements or until such time as their respective eligibility for Covered Services expires or terminates pursuant to the terms of the Coverage Agreement,


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whichever shall first occur. Blue Cross agrees to pay, in accordance with
Articles IV, V and VI of this Agreement, for Covered Services furnished during such period of time following termination of this Agreement.

                              ARTICLE XII
                                NOTICES

A. Any notice given or required under this Agreement shall be in writing and shall either be delivered or mailed, postage prepaid, by certified mail, return receipt requested, as follows:

To Blue Cross:

      Health Care Service Corporation,
      a Mutual Legal Reserve Company
      233 North Michigan Avenue
      Chicago, Illinois 60601-5655
      Attention: Vice President-Hospital
      and Professional Affairs

To Provider:

      Rosewood Care Centers, et al.
      11701 Borman Drive, Suite 315
      St. Louis, MO 63146

      Attention: President

B. The notice shall be effective if delivered, upon delivery, and if mailed, upon the date indicated on the return receipt.

A party's address for notice may be changed at any time by notice given to the other in accordance with the provision of this Article.

                           ARTICLE XIII
                           MISCELLANEOUS

A. Waiver of Breach of Agreement

The failure of either party to insist upon strict performance of any of the terms of this Agreement shall not be construed as a waiver of its respective rights or remedies with respect to any subsequent breach or default in any of the terms of this Agreement.

B. Assignment

This Agreement may not be assigned by either party without the express prior written consent of the other party. If this Agreement is assigned in violation of this provision, this Agreement shall be null and void as of the date of such assignment.

C. Transfer of Ownership of Provider

The Provider shall give Blue Cross at least thirty (30)days written notice prior to the transfer of majority interest or control of the Provider. Blue Cross may elect to terminate this Agreement in the event of any such transfer of ownership


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of the Provider by giving the Provider written notice of termination no later than thirty (30) days after receipt of the Provider's notice of such transfer, or thirty (30) days after knowledge of such transfer if the Provider does not provide the aforesaid notice to Blue Cross. If Blue Cross exercises its election to terminate this Agreement pursuant to this Article, the Agreement shall terminate thirty (30) days after the date of notice of termination or on such later date as Blue Cross may fix in its notice of termination.

D. Limitations of Actions

No action at law or in equity pertaining to any claim or controversy arising under this Agreement shall be maintained by either party against the other unless such action is commenced within two (2) years from the date when the cause of action arose.

E. Entire Agreement; Amendments

This Agreement constitutes this entire Agreement between Blue Cross and the Provider. This Agreement may not be amended, altered or modified except by a written amendment signed by an authorized representative of each party.

F. Applicable Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

G. Severability

This Agreement is inseverable. If any substantive provision of this Agreement is rendered invalid by order of any court of competent jurisdiction or by any valid federal or state law or regulation, this Agreement shall terminate as of the effective date of such order, law or regulation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of July 1996.

                              Health Care Service Corporation, a
                              Mutual Reserve Company

                              By          /s/ Joseph A. Arango
                                          --------------------
Attest
                              Title Director Provider Contracting

                              Provider

                              By          /s/ Larry D. Vander Maten
                                          -------------------------
Attest
/s/ Michael Brady             Title       President
- -----------------


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                              EXHIBIT A
                            SNF SERVICES
The payment to the Provider for Covered Services rendered to Covered Persons shall be the Provider's actual charge less twenty percent (20%), not to exceed the following per diem rates.

                  $240                    $350                    $450
Care or Activity  Level 1                 Level 2                 Level 3
- ----------------  -------                 -------                 -------
Daily Nursing     up to 3.0               up to 3.0               3.0 - 4.0
Hours

Continence        Infrequent              Incontinent             Supra pubic
                  incontinence Staff      Needs peri-care         catheter
                  assist with             Depends                 Ostomy total
                  bathroom needs          Daily enema             care
                                          Ostomy
                                          irrigations

Medications       Crushed meds            Odd hour mods           IVs
                  Multi med routes        Frequent vitals         Daily labs
                  Daily or weekly         Weekly labs             Unstable
                  vitals                  IM meds                 condition
                  Insulin for             Insulin for
                  controlled              unstable brittle
                  diabetics               diabetic

Skin Cond.        Wound care 1x           Wound care + 1x         Stage 4
Decubiti          daily                   daily                   Spec. skin
care              Stage 1                 Stage 3                 Continuos
moist             Stage 2                 Sterile dressings       dressing
                                                                  Whirlpool

Respiratory Care  02 PRN                  02 Continuous           IPPB RX Daily
                                          02 Daily PRN            Trach care
                                          Suctioning IX           Suction +1X
                                          Day                     Daily
                                          Nebulizer
                                          treatment
                                          02 concentrator

Diabetic Cond.    Well controlled         Difficult control       Unstable
                  Monthly blood           Daily or weekly         condition
                  sugar check             blood sugar             QID blood
                                          check                   sugar
                                          Staff teach             check
                                          insulin                 Sliding scale
                                          administration

Restorative       PROMS daily             Prosthesis              Therapy 2-3
                  Assistive device        Therapy 1-2             hours daily
                  Therapy 0-1             hours daily
                  hours daily             Daily application
                                          of brace or splint


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


                                 EXHIBIT A
                                (continued)

The Skilled Nursing Facility services rendered to Blue Cross members shall be an all inclusive rate, including therapies, drugs, lab and supplies as detailed in this Exhibit. Provider agrees to itemize all services on the UB92.

                          EXCLUSIONS FROM PER DIEM

SNF will provide the following items requiring Case Manager Reauthorization at it's acquisition cost plus 15% or AWP whichever is less:

      Air Fluidized Therapy
      Customized DME
      Specialized Adaptive Equipment (Orthotics)
      IV Therapy Medications (Antibiotics, Chemo)
      Vivonex
      Dialysis

                              LIMITATIONS

Provider will pay for Medications not to exceed $150.00 per month. Provider will pay for Laboratory not to exceed $50.00 per month.

Blue Cross agrees to pay hi excess of these amounts at SNF's acquisition cost.

                           SERVICE EXCLUSIONS

SNF does not provide the following services:

      Blood Transfusions
      Telemetry Monitoring
      Ventilators

If during the term of this Agreement, the Provider shall provide Covered Services at a discount, rate, differential or other allowance more favorable than that provided in this Agreement, then the Provider shall promptly notify Blue Cross in writing, and Blue Cross, at its option, shall be give the advantage of such discount, rate, differential or other allowance effective as of the effective date of such contract or other arrangement. Provided, however, such provision shall not apply to Covered Services rendered under any government program.

                              EXHIBIT B
Facility                                        FEIN #            BLUE CROSS
                                                                  PROVIDER#
Rosewood Care Center, Inc. of Alton             43-1446787        1074
3490 Humbert Road
Alton, Illinois 62002

Rosewood Care Center, Inc. of East Peoria       43-1446788        1075
900 Centennial Drive
East Peoria, Illinois 61611

Rosewood Care Center, Inc. of Edwardsville      43-1622946        1068
6277 Center Grove Road
Edwardsville, Illinois 62025

Rosewood Care Center, Inc. of Elgin             43-1620366        1069
2355 Royal Boulevard
Elgin, Illinois 60123

Rosewood Care Center, Inc. of Galesburg         43-1375391        1067
1250 W. Carl Sandburg Drive
Galesburg, Illinois 61401

Rosewood Care Center. Inc. of Joliet            43-1478199        1070
3401 Hennepin Drive
Joliet, Illinois 60431

Rosewood Care Center, Inc. of Moline            43-1453169        1071
7300- 34th Avenue
Moline, Illinois 61265

Rosewood Care Center, Inc. of Peoria            43-1446786        1072
1500 W. Northmoor Road
Peoria, Illinois 61614

Rosewood Care Center of                         43-1478637        1073
St. Louis County, Inc.
11278 Schuetz Road
St. Louis, Missouri 63146

Rosewood Care Center, Inc. of Swansea           43-1375409        1077
100 Rosewood Village Drive
Swansea, Illinois 62222


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